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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            BRIGHT NOW! DENTAL, INC.,

                                 MILKWEED, INC.

                                       AND

                           MONARCH DENTAL CORPORATION

                          DATED AS OF NOVEMBER 27, 2002

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                                TABLE OF CONTENTS

ARTICLE 1. THE MERGER ......................................................  1
Section 1.1       The Merger ...............................................  1
Section 1.2       Effective Time ...........................................  1
Section 1.3       Effect of the Merger .....................................  2
Section 1.4       Certificate of Incorporation; By-laws ....................  2
Section 1.5       Directors and Officers ...................................  2

ARTICLE 2. CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES ..............  2
Section 2.1       Conversion of Securities .................................  2
Section 2.2       Exchange of Certificates .................................  4
Section 2.3       Dissenters' Rights .......................................  6
Section 2.4       Stock Transfer Books .....................................  6
Section 2.5       Stock Options ............................................  7
Section 2.6       Warrants .................................................  7
Section 2.7       Employee Stock Purchase Plan .............................  8

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...................  8
Section 3.1       Organization and Qualification; Subsidiaries .............  8
Section 3.2       Certificate of Incorporation and By-laws; Corporate
                  Books and Records ........................................  9
Section 3.3       Capitalization ...........................................  9
Section 3.4       Authority ................................................ 11
Section 3.5       No Conflict; Required Filings and Consents ............... 13
Section 3.6       Permits; Compliance With Law ............................. 14
Section 3.7       SEC Filings; Financial Statements ........................ 16
Section 3.8       Disclosure Documents ..................................... 17
Section 3.9       Absence of Certain Changes or Events ..................... 18
Section 3.10      Employee Benefit Plans ................................... 18
Section 3.11      Labor and Other Employment Matters ....................... 22
Section 3.12      Contracts; Debt Instruments .............................. 25
Section 3.13      Litigation ............................................... 26
Section 3.14      Environmental Matters .................................... 27
Section 3.15      Intellectual Property .................................... 28
Section 3.16      Taxes .................................................... 31
Section 3.17      Insurance ................................................ 35
Section 3.18      Opinion of Financial Advisors ............................ 35
Section 3.19      Vote Required ............................................ 35
Section 3.20      Brokers .................................................. 35

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Section 3.21      Real Property ............................................ 36
Section 3.22      Personal Property ........................................ 37
Section 3.23      Customer Relationships and Dental Plans .................. 38
Section 3.24      Transactions with Certain Persons ........................ 38
Section 3.25      No Other Agreements ...................................... 38
Section 3.26      Records .................................................. 39
Section 3.27      Indemnification Agreements ............................... 39

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB ......... 39
Section 4.1       Organization and Qualification; Subsidiaries ............. 39
Section 4.2       Authority ................................................ 39
Section 4.3       No Conflict; Required Filings and Consents ............... 40
Section 4.4       Litigation ............................................... 41
Section 4.5       Disclosure Documents ..................................... 41
Section 4.6       Ownership of Merger Sub; No Prior Activities ............. 42
Section 4.7       Brokers .................................................. 42
Section 4.8       Financing ................................................ 42
Section 4.9       Takeover Laws ............................................ 43
Section 4.10      Financial Statements ..................................... 43

ARTICLE 5. COVENANTS ....................................................... 44
Section 5.1       Conduct of Business by the Company Pending the Closing ... 44
Section 5.2       Cooperation .............................................. 48
Section 5.3       Proxy Statement .......................................... 49
Section 5.4       Stockholders' Meetings ................................... 50
Section 5.5       Access to Information; Confidentiality ................... 51
Section 5.6       No Solicitation of Transactions .......................... 51
Section 5.7       Appropriate Action; Consents; Filings .................... 54
Section 5.8       Certain Notices .......................................... 56
Section 5.9       Public Announcements ..................................... 56
Section 5.10      Employee Benefit Matters ................................. 56
Section 5.11      Indemnification of Directors and Officers ................ 57
Section 5.12      FIRPTA Certificate ....................................... 61
Section 5.13      Financing ................................................ 61
Section 5.14      Resignations ............................................. 62
Section 5.15      Tax Returns .............................................. 62
Section 5.16      Company Rights Agreement ................................. 62


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ARTICLE 6. CLOSING CONDITIONS .............................................. 62
Section 6.1       Conditions to Obligations of Each Party Under
                  This Agreement ........................................... 62
Section 6.2       Additional Conditions to Obligations of Parent and
                  Merger Sub ............................................... 63
Section 6.3       Additional Conditions to Obligations of the Company ...... 65

ARTICLE 7. TERMINATION, AMENDMENT AND WAIVER ............................... 66
Section 7.1       Termination .............................................. 66
Section 7.2       Effect of Termination .................................... 69
Section 7.3       Amendment ................................................ 71
Section 7.4       Waiver ................................................... 71
Section 7.5       Fees and Expenses ........................................ 71

ARTICLE 8. GENERAL PROVISIONS .............................................. 72
Section 8.1       Non-Survival of Representations and Warranties ........... 72
Section 8.2       Notices .................................................. 72
Section 8.3       Certain Definitions ...................................... 73
Section 8.4       Headings ................................................. 81
Section 8.5       Severability ............................................. 81
Section 8.6       Entire Agreement ......................................... 82
Section 8.7       Assignment ............................................... 82
Section 8.8       Parties in Interest ...................................... 82
Section 8.9       Mutual Drafting .......................................... 82
Section 8.10      Governing Law; Consent to Jurisdiction; Waiver of
                  Trial by Jury ............................................ 82
Section 8.11      Disclosure ............................................... 84
Section 8.12      Counterparts ............................................. 84
Section 8.13      Specific Performance ..................................... 84



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     This AGREEMENT AND PLAN OF MERGER, dated as of November 27, 2002 (this
"Agreement"), is entered into by and among Bright Now! Dental, Inc., a Washington corporation ("Parent"), Milkweed, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Monarch Dental Corporation, a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"); and

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that this Agreement is in the best interest of their respective stockholders;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     Section 1.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6 (but in any event no later than the second Business Day after satisfaction or waiver of such conditions), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing being the "Effective Time").




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     Section 1.3 Effect of the Merger. At the Effective Time, the effect of the
Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.4 Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws of Merger Sub (except for those provisions naming the incorporator and the initial directors of Merger Sub, if any, which shall not be included in such amendments), each as in effect immediately prior to the Effective Time, as the same may be amended in accordance with Section 5.11.1 hereof.

     Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.


                                   ARTICLE 2.
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          Section 2.1.1 Conversion Generally. Each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2 and any shares of Company Common Stock which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Shareholders")),



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     including the associated rights of the Company (the "Company Rights")
     pursuant to the Rights Agreement, dated September 16, 2002, between the Company and Mellon Investor Services LLC, as Rights Agent (the "Company Rights Agreement") shall be converted, subject to Section 2.2.4, into the right to receive $5.00 in cash, payable to the holder thereof, without interest (the "Merger Consideration"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration therefor. Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest.

          Section 2.1.2 Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          Section 2.1.3 Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          Section 2.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision,


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     reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

     Section 2.2 Exchange of Certificates.

          Section 2.2.1 Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange through the Exchange Agent in accordance with this Article 2, cash in U.S. dollars in an amount sufficient to pay the Merger Consideration as provided herein (such cash being hereinafter referred to as the "Exchange Fund") payable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          Section 2.2.2 Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders



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     of Certificates. In the event of a transfer of ownership of shares of
     Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

          Section 2.2.3 No Further Rights in Company Common Stock. Subject to the provisions of Section 2.3 hereof, the Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Company Common Stock.

          Section 2.2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration, without any interest thereon.

          Section 2.2.5 No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          Section 2.2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.


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          Section 2.2.7 Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to holders of Company Common Stock such amounts as may be permitted to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of Company Common Stock.

     Section 2.3 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Shareholder shall demand to be paid the "fair value" of such holder's shares of Company Common Stock, as provided in Section 262 of the DGCL, such shares shall not be converted into or exchangeable for the right to receive the Merger Consideration except as provided in this Section 2.3, and the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration pursuant to Section
2.1. Parent and Merger Sub hereby expressly acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, in no event shall their respective obligations to consummate the Merger hereunder be affected by any such demands for payment by Dissenting Shareholders.

     Section 2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to


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have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law.

     Section 2.5 Stock Options. Prior to the Effective Time, the Board of Directors of the Company (the "Company Board") (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, at the Effective Time, each unexpired and unexercised option or similar rights to purchase Company Common Stock (the "Company Options"), under any stock option plan of the Company, including the 1999 Stock Option and Grant Plan, the 1996 Stock Option and Incentive Plan, and the 1996 Equity Acquisition Plan (the "Company Stock Option Plans"), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount for each share of Company Common Stock with respect to which the Company Option would have been exercisable at the Effective Time (including, without limitation, as a result of any acceleration of vesting under the Company Stock Option Plans and any agreements issued thereunder due to the transactions contemplated hereby) (the "Vested Option Share") equal to the excess, if any, of the Merger Consideration over the exercise price of the Company Option to acquire the respective Vested Option Share (such amounts payable hereunder being referred to as the "Option Payment"). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to receive the Option Payment, and the Company will use its reasonable best efforts to obtain all necessary consents to ensure that former holders of Company Options will have no rights other than the right to receive the Option Payment. After the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options shall be granted thereunder.

     Section 2.6 Warrants. Prior to the Effective Time, the Company Board shall take all actions necessary and appropriate to provide that, at the Effective Time, each unexpired and unexercised warrant or similar rights to purchase Company Common Stock (the "Company Warrants"), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Warrant shall be entitled to receive, in consideration of the cancellation of such Company Warrant and in settlement therefor, a


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payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount for each share of Company Common Stock with respect to which the Company Warrant would have been exercisable as of the Effective Time (including, without limitation, as a result of any acceleration of vesting under the Company Warrant or the applicable warrant agreement due to the transactions contemplated hereby) (the "Vested Company Warrant Share") equal to the excess, if any, of the Merger Consideration over the exercise price of the Company Warrant to acquire the respective Vested Warrant Share (such amounts payable hereunder being referred to as the "Warrant Payment"). From and after the Effective Time, any such cancelled Company Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to receive the Warrant Payment, and the Company will use its reasonable best efforts to obtain all necessary consents to ensure that former holders of Company Warrants will have no rights other than the right to receive the Warrant Payment.

     Section 2.7 Employee Stock Purchase Plan. The Company shall take appropriate action to provide that the Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") shall be terminated effective as of the Effective Time. From the date hereof through the Effective Time, the Company shall take no action to re-institute the Stock Purchase Plan.

                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent as follows:

     Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each subsidiary of the Company (each a "Company Subsidiary" and, collectively, the "Company Subsidiaries") has been duly organized, and is validly existing and, except as set forth in Section 3.1 of the Company Disclosure Schedule, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite corporate, partnership or limited liability company power, as the case may be, and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except as set forth in Section 3.1 of the Company


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Disclosure Schedule, each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries. Except as set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds a direct or indirect Equity Interest in any other person.

     Section 3.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company's Restated Certificate of Incorporation (together with the Certificate of Designations (the "Certificate of Designations") filed by the Company with the Secretary of State of the State of Delaware on September 18, 2002, the "Company Certificate") and Second Amended and Restated By-laws (the "Company By-laws") that are listed as exhibits to the Company's Form 10-K for the year ended December 31, 2001 (the "Company Form 10-K") are complete and correct copies thereof as in effect on the date hereof, except for the Certificate of Designations. The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. Except as set forth in Section 3.2 of the Company Disclosure Schedule, true and complete copies of all minute books of the Company have been made available by the Company to Parent.

     Section 3.3 Capitalization. The authorized capital stock of the Company consists of fifty million (50,000,000) shares of Company Common Stock and two million (2,000,000) shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of the date hereof, 25,000 shares of Company Preferred Stock are designated as Series A Junior Participating Cumulative Preferred Stock, and no shares of Company Preferred Stock are issued or outstanding. As of the date hereof, (A) 2,175,867 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (C) 231,310 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date, and (D) 174,580 shares


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of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Warrants outstanding as of such date. Except for Company Options to purchase not more than 231,310 shares of Company Common Stock, Company Warrants to purchase not more than 174,580 shares of Company Common Stock, Company Rights outstanding under the Company Rights Agreement and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. The Company has previously provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each employee or consultant of the Company. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has previously provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Warrants may be exercised, the number of Company Warrants outstanding at each such price and the vesting schedule of the Company Warrants for each holder thereof. All shares of Company Common Stock subject to issuance pursuant to Company Warrants, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to,


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(D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in
Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any Company Subsidiary.

     Section 3.4 Authority.

          Section 3.4.1 The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by the Company, subject to the approval of this Agreement by the Company's stockholders as provided in
     Section 3.19. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby other than, with respect to the approval of this Agreement, as provided in
     Section 3.19. The Company Board has approved this Agreement and each Ancillary Agreement, declared advisable the transactions contemplated hereby and thereby and has directed that this Agreement and each Ancillary Agreement be submitted to the Company's stockholders for approval at a meeting of such stockholders. This Agreement and each Ancillary Agreement have been duly authorized and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

          Section 3.4.2 Assuming the truth and accuracy of the representations of Parent and Merger Sub set forth in Section 4.9, the Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the Company Board. True and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided to Parent. No other state takeover statute or similar statute or regulation is applicable to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

          Section 3.4.3 The Company Rights Agreement has been amended so that:
     (A) Parent, Merger Sub and each Parent Subsidiary are exempt from the definition of "Acquiring Person" contained in the Company Rights Agreement, and no "Stock Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or any Ancillary Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement and (B) the Company Rights Agreement will terminate and the Company Rights will expire at the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the Company Rights Agreement and of all amendments thereto through the date hereof have been previously provided to Parent.

     Section 3.5 No Conflict; Required Filings and Consents.

          Section 3.5.1 Except as set forth in Section 3.5.1 of the Company Disclosure Schedule and assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all registrations, declarations, filings and notifications described in
     Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, the execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) (assuming the stockholder approval set forth in Section 3.19 is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws, (B) conflict with or violate in any material respect any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (C) result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other instrument or obligation, except, with respect to clause (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company or any Company Subsidiary of any of its material obligations under this Agreement or any Ancillary Agreement or (3) have a Company Material Adverse Effect.

          Section 3.5.2 Except as set forth in Section 3.5.2 of the Company Disclosure Schedule, the execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not, require any consent, approval, license, order, authorization or permit of, or registration, declaration, filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, Securities Act, any applicable Blue Sky Law, rules and regulations of the Exchange, HSR Act, and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, licenses, orders, authorizations or permits, or to make such registrations, declarations, filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company or any Company Subsidiary of any of their material obligations under this Agreement or any Ancillary Agreement or (3) have a Company Material Adverse Effect.

     Section 3.6 Permits; Compliance With Law. Except as set forth in Section
3.6 of the Company Disclosure Schedule, each of the Company, each Company Subsidiary, each Material Company P.C. and, to the Company's knowledge, each other Company P.C. is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company, each Company Subsidiary and each Company P.C. to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof, except where such non-possession would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the "Company Permits"), and all such Company Permits are valid, and in full force and effect. Section 3.6 of the Company Disclosure Schedule sets forth all Company Permits issued or granted to the Company or any Company Subsidiary that are necessary for the operation or conduct of the Company's business. None of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. is or, since January 1, 2001, has been in conflict with, or in default or violation of, (x) any Law applicable to the Company, any Company Subsidiary or any Company P.C. or by which any property or asset of the Company, any Company Subsidiary or any Company P.C. is bound or affected or (y) any Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Schedule, no Company

Permit is subject to termination as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

          Section 3.6.1 Except as set forth in Section 3.6.1 of the Company Disclosure Schedule, as of the date hereof, the Company has received no written notice of any investigation by any Governmental Entity with respect to the Company or any Company Subsidiary nor, to the knowledge of the Company, is any such investigation pending or threatened. Except as set forth in Section 3.6.1 of the Company Disclosure Schedule, as of the date hereof, none of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. is subject to any judgment, consent decree, compliance order or administrative order with respect to any law or has received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law.

          Section 3.6.2 None of the Company or any Company Subsidiaries is required to make filings under any insurance holding company or similar state statute, or to be licensed or authorized as an insurance holding company in any jurisdiction in order to conduct its business as presently conducted. Except as set forth in Section 3.6.2 of the Company Disclosure Schedule, none of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. has received any written notification from any Governmental Entity to the effect that any permit from such Governmental Entity is needed to be obtained by it in order to conduct its business which has not been duly obtained.

          Section 3.6.3 Except as set forth in Section 3.6.3 of the Company Disclosure Schedule, as of the date hereof, the Company has no knowledge of any legislation, rule or regulation which shall either (i) have been proposed and be in its reasonable judgment reasonably likely to be adopted in any of the states in which it presently conducts operations, in the foreseeable future, or (ii) have been adopted in any of the states in which it presently conducts operations in either case that would be, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

     Section 3.7 SEC Filings; Financial Statements.

          Section 3.7.1 Except as set forth in Section 3.7.1 of the Company Disclosure Schedule, the Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, since January 1, 1998 (collectively, the "Company SEC Filings"). Each Company SEC Filing (A) as of its date, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

          Section 3.7.2 Except as set forth in Section 3.7.2 of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) (the "Company Financial Statements") contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). Except as set forth in Section
     3.7.2 of the Company

     Disclosure Schedule, the books and records of the Company and each Company Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

          Section 3.7.3 Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2001 included in the Company Form 10-K for the year ended December 31, 2001, including the notes thereto (the "Company Balance Sheet"), or in Section 3.7.3 of the Company Disclosure Schedule, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for (i) liabilities or obligations incurred in the ordinary course of business since December 31, 2001 that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (ii) liabilities disclosed in the Company SEC Filings for periods ending after December 31, 2001.

          Section 3.7.4 The Company has previously provided or made available to Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Exchange Act since December 31, 2001.

     Section 3.8 Disclosure Documents.

          Section 3.8.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company's stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

          Section 3.8.2 (A) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval of this Agreement, and at the Effective Time and (B) any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by or on behalf of Parent or Merger Sub specifically for use therein.

     Section 3.9 Absence of Certain Changes or Events. Between December 31, 2001 and the date of this Agreement, except as specifically contemplated by, or as disclosed in, this Agreement, the Company SEC Filings or in Section 3.9 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, between such dates, there has not been (A) any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by the Company.

     Section 3.10 Employee Benefit Plans.

          Section 3.10.1 of the Company Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate (as defined below), which are now, or were within the past three years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a "Company Benefit Plan"). For purposes of this Section 3.10, "ERISA Affiliate" shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. None of the Company or, to the knowledge of the Company, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     With respect to each Company Benefit Plan, the Company has delivered or made available to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement, if any, relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (F) all filings made during the immediately preceding three-year period with any Governmental Entity, including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

          Section 3.10.2 Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement. With respect to the Company Benefit Plans, to the knowledge of the Company, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

          Section 3.10.3 Except as disclosed in Section 3.10.3 of the Company Disclosure Schedule: (A) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination or opinion letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and to the Company's knowledge, each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company's knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company's knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than liability for ordinary administrative expenses typically incurred in a termination event), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) neither the Company nor any

     ERISA Affiliate has any liability under ERISA Section 502, (F) all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and
     (G) all contributions and payments to such Company Benefit Plan intended to be deductible under Code Sections 162 or 404 are so deductible.

          Section 3.10.4 No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) ("Multiemployer Plan") or other pension plan subject to Title IV of ERISA and, during the immediately preceding six-year period, neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.

          Section 3.10.5 Except as set forth in Section 3.10.5 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by any employee, officer or director of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          Section 3.10.6 Except as required by Law or as set forth in Section
     3.10.6 of the Company Disclosure Schedule, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with
     (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations (including proposed regulations) thereunder and any similar state law and (B) the applicable requirements of the Health Insurance Portability and Accountability

     Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

          Section 3.10.7 Except as set forth in Section 3.10.7 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary maintains, sponsors, contributes or has any liability with respect to any employee benefit plan program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

     Section 3.11 Labor and Other Employment Matters.

          Section 3.11.1 None of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 3.11.1 of the Company Disclosure Schedule, none of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company, any Company Subsidiary or any Company P.C., and no collective bargaining agreement or other labor union contract is being negotiated by the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. No labor union or similar organization has otherwise been certified to represent any persons employed by the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. or has applied to represent such employees or, to the knowledge of the Company, is attempting to organize so as to represent such employees. None of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. has committed any unfair labor practices in connection with the operation of the respective businesses of the Company, any Company Subsidiary or any Company P.C., and there is no charge or complaint against the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. by the National Labor Relations Board or any comparable state agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of the Company, each Company Subsidiary, each Material Company P.C. and, to the Company's knowledge, each other Company P.C. has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Except as set forth in Section 3.11.1 of the Company Disclosure Schedule, there are no material pending claims against the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. under any workers' compensation plan or policy or for long term disability. Except as set forth in Section
     3.11.1 of the Company Disclosure Schedule, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company, any Company Subsidiary or any Material Company P.C. or, to the Company's knowledge, any other Company P.C. and any of their current or former employees, which, if decided adversely against the Company or any Company Subsidiary or any Company P.C., would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the

     Company's knowledge, no employee of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. is in any material respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Company Subsidiary or such Company P.C. because of the nature of the business conducted by it or to the use of trade secrets or proprietary information of others.

          Section 3.11.2 The Company has identified in Section 3.11.2 of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company, any Company Subsidiary or any Material Company P.C.; (B) all severance programs and policies of the Company and each Company Subsidiary and each Material Company P.C. with or relating to its employees; and (C) all plans, programs, agreements and other arrangements of the Company, each Company Subsidiary and each Material Company P.C. with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.11.2 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. from the Company or any Company Subsidiary or Company P.C. under any Company Benefit Plan, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits under any Company Benefit Plan. As of the date hereof, no individual who is a party to an employment agreement listed in Section 3.11.2 of the

     Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, in either case under circumstances that have given rise to a severance obligation on the part of the Company under such agreement.

          Section 3.11.3 There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts thereunder which would reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

     Section 3.12 Contracts; Debt Instruments. Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any contract, agreement or arrangement

     (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or

     (B) which, as of the date hereof, (1) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) involves aggregate expenditures of or imposes any liability or obligation of the Company or any Company Subsidiary in excess of $2,500,000, (3) involves annual expenditures in excess of $500,000 and is not cancelable within one year, (4) contains any non-compete or exclusivity provisions with respect to the business of or geographic area with respect to the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. or any of the Company's affiliates, or which restricts the conduct of the business, any Company Subsidiary, any Company P.C. or any of the Company's affiliates or any geographic area in which the

Company, any Company Subsidiary, any Company P.C. or any of the Company's affiliates may conduct business, in each case in any material respect, (5) is an agreement or arrangement with the Company or any Company Subsidiary on the one hand, and any Material Company P.C. on the other hand, (6) is a contract, agreement or other arrangement with any Governmental Entity, insurance company, third party fiscal intermediary or carrier administering any Medicaid state program, Medicare program, any clinic or other in-patient health care facility, dental health or health maintenance organization, preferred provider organization, dental insurance company, managed dental care plan or other dental benefits provider, self-insured employer or other third-party payor which, during the year ended December 31, 2001, accounted for more than $2 million of consolidated revenues or, if such contract, agreement or other arrangement was in effect for a period less than the full year ended December 31, 2002, would account for more than $2 million of consolidated revenues on a projected annual basis, (7) involves minimum annual purchase or expenditure requirements in excess of $100,000, or (8) would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement.

     Each contract of the type described in Section 3.12, whether or not set forth in Section 3.12 of the Company Disclosure Schedule, is referred to herein as a "Company Material Contract." Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company's knowledge, each other party thereto, and in full force and effect, and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company's knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

     Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. or for which the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. is contractually obligated or obligated under law to indemnify a third party that (1) has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, other than any suit, claim, action proceeding or investigation which challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Merger, as to which this representation is made only as of the date hereof, or (2) as of the date hereof, challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement and (B) none of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

     Section 3.14 Environmental Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedule:

          Section 3.14.1 The Company and each Company Subsidiary (A) is in compliance with all, and is not subject to any liability, in each case with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations and
     (C) is in compliance with their respective Environmental Permits, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.14.2 None of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

          Section 3.14.3 None of the Company or any Company Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened in writing with respect thereto, (B) has a contractual indemnification obligation or indemnification obligation under law in connection with any claim pending or, to the knowledge of the Company, threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; or (C) has entered into any agreement with any Person pursuant to which the Company has assumed responsibility for, or otherwise agreed to contribute to the investigation, assessment or remediation of conditions resulting from a release of Hazardous Materials into the indoor or outdoor environment related to the handling of Hazardous Materials.

          Section 3.14.4 None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state list of sites requiring investigation or cleanup.

     Section 3.15 Intellectual Property. For purposes of this Section 3.15, "Company Parties" shall mean the Company and each Company Subsidiary.

          Section 3.15.1 Generally. Section 3.15.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign: (i) trademarks, service marks, trade names, logos and slogans, each of which is (a) registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world and/or (b) material to the business of the Company Parties as currently conducted (collectively, "Trademarks"); (ii) patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing) (collectively

     "Patents"); (iii) copyrights and mask works, each of which is (a) registered with the U.S. Copyright Office or in any similar office or agency anywhere in the world and/or (b) material to the business of the Company Parties as currently conducted (collectively "Copyrights"); and
     (iv) Internet domain names (collectively, "Domain Names"), in each case owned by any of the Company Parties, in whole or in part, including jointly with others (such schedule specifying if such Intellectual Property is owned jointly).

          Section 3.15.2 Trademarks. All Trademarks of Company Parties for which an application for trademark registration has been filed by the Company are currently in compliance with all legal requirements, other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise adversely affect the use, priority or enforceability of the Trademark in question.

          Section 3.15.3 Patents and Copyrights. The Company Parties own no Patents and no registered Copyrights.

          Section 3.15.4 Trade Secrets. The Company has taken all reasonable steps in accordance with normal industry practice to protect its rights in its confidential information and proprietary information that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, "Trade Secrets"). The Company enforces a policy of requiring each relevant employee, consultant and contractor with access to Trade Secrets to execute confidentiality agreements. Except under written Non-disclosure or Confidentiality Agreements, there has been no disclosure by the Company of its Trade Secrets.

          Section 3.15.5 License Agreements. Section 3.15.5 of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to Company Parties any right to use or practice any rights under any Intellectual Property (other than commercially available third-party software available for a license fee of no more than Twenty Five Thousand Dollars ($25,000)) (collectively, the "Company Inbound License Agreements"), indicating for each the title and the parties thereto. There is no outstanding or, to Company's knowledge, threatened dispute or disagreement with respect to any Company Inbound License Agreement. Correct and complete executed copies of all Company Inbound License Agreements have been made available to Purchaser.

          Section 3.15.6 Domain Names. The Company Parties are the sole owner of the Domain Names, and all such Domain Names are currently registered by Company Parties, as sole owner, with an ICANN accredited registrar, and the registration fees are paid through the date(s) listed on Schedule 3.15.6. To the knowledge of the Company, there do not exist any facts or circumstances which could reasonably form the basis of a challenge relating to the Parent's unencumbered use of the Domain Names.

          Section 3.15.7 Ownership; Sufficiency of Intellectual Property Assets. Except as set forth in Section 3.15.7 of the Company Disclosure Schedule, Company Parties own or possess adequate licenses or other rights to use the Intellectual Property and Unregistered IP (as defined below) used in the business of the Company Parties as currently conducted, free and clear of Liens (except in the case of licenses, the interests of the licensing party). Except as set forth in Section 3.15.7 of the Company Disclosure Schedule, the Company has not received any written notice or claim or to its knowledge, any oral notice or claim, that the Company has violated any rights of others in any Intellectual Property or Unregistered IP. The Intellectual Property identified in Section 3.15.1 of the Company Disclosure Schedule, together with (a) Trade Secrets, (b) any trademark, service mark, trade name, logo and/or slogan owned by the Company Parties and used in the operation of the Company's businesses as currently conducted but which is not (i) registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world and (ii) material to the business of the Company Parties as currently conducted, (c) any other copyright owned by the Company Parties and used in the operation of Company's businesses as currently conducted but which is not (i) registered with the U.S. Copyright Office or in any similar office or agency anywhere in the world and (ii) material to the business of the Company Parties as currently conducted, (d) intellectual property in the public domain and (e) Intellectual Property and/or any other of the Company Parties' rights granted to them under the Company Inbound License Agreements (collectively, (a)-(e), inclusive shall be referred to herein as "Unregistered IP"), constitute all the Intellectual Property and Company Inbound License Agreements used in the operation of the Company's businesses as currently conducted and are all such Intellectual Property rights and Company Inbound License Agreements necessary to operate such business after the Effective Time in substantially the same manner as such businesses have been operated by Company during the six months prior to the Effective Time.

          Section 3.15.8 Assignment; Change of Control. The execution, delivery and performance by Company of this Agreement and each of the other documents contemplated hereby to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of Company's rights (i) to own and use any of its Intellectual Property, (ii) to own or use the Unregistered IP, or (iii) under any Company Inbound License Agreement, nor require the consent of any third party in respect of any such Intellectual Property, Unregistered IP or Company Inbound License Agreement.

     Section 3.16 Taxes. Except as disclosed in Section 3.16 of the Company Disclosure Schedule:

          Section 3.16.1 Each of the Company and the Company Subsidiaries has timely filed all material Tax Returns with the appropriate taxing authority required to be filed through the date hereof, taking into account any extensions of time within which to file such Tax Returns. All such Tax Returns, and all Tax Returns not timely filed with the appropriate taxing authority, were complete and correct, subject only to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All

     Taxes that are shown as due on all filed Tax Returns have been paid. The unpaid Taxes of the Company and each Company Subsidiary (whether or not shown as being due on any Tax Returns) does not exceed the reserve for Tax Liability (any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company's most recent consolidated balance sheet contained in their financial statements (rather than in any notes thereto) filed with the SEC as of the date hereof, as adjusted for operations through the Effective Time, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return. No material claim has been made in writing to the Company or a Company Subsidiary by an authority in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary, respectively, is or may be subject to taxation by that jurisdiction.

          Section 3.16.2 No deficiencies for Taxes of the Company or any Company Subsidiary have been claimed, proposed or assessed in writing by any Tax authority, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened audits, assessments or other administrative or court proceedings with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and none of the Company or any Company Subsidiary has received a written notice or announcement of any audits or proceedings, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate,a Company Material Adverse Effect. Audits of federal, state and local Tax Returns by the relevant taxing authorities with respect to the Company or any Company Subsidiary have been completed for the periods set forth in Schedule 3.16.2 of the Company Disclosure Schedule and, except as set forth in such Schedule, none of the Company, any Company Subsidiary or any predecessor to any such entity has been notified in writing that any Tax authority intends to audit a Tax Return for any other period. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local Tax Returns of each of the Company, the Company Subsidiaries and their predecessors for the years ended December 31, 1998, 1999 and 2000, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company, any Company Subsidiary or any predecessor to any such entity since December 31, 1996. No requests for waivers of time to assess any Taxes are pending and none of the Company or any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

          Section 3.16.3 There are no Tax liens upon any property or assets of the Company or any Company Subsidiary, except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 3.16.4 Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 3.16.5 None of the Company or any Company Subsidiary is responsible for the Taxes of any other person (other than Taxes of the Company or a Company Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, which would reasonably be expected to give rise to a Company Material Adverse Effect.

          Section 3.16.6 None of the Company or any Company Subsidiary has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section

     341(f)(2) of the Code apply to any disposition of any asset owned by it;
     (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) adopted an impermissible method of accounting for Tax purposes; (v) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under
     Section 103(a) of the Code; (vi) made or will make a consent dividend election under Section 565 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

          Section 3.16.7 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

          Section 3.16.8 (i) Neither the Company nor any Company Subsidiary is party to any Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any Company Subsidiary or the assets of any such entity; and (ii) after the Effective Time, none of the Company or any Company Subsidiary or the assets of any such entity shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Effective Time.

          Section 3.16.9 No facts exist, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, that would cause any of the interest payable by the Company or any Company Subsidiary under outstanding indebtedness to be nondeductible under
     Section 163 of the Code or to be treated as interest on corporate acquisition indebtedness under Section 279 of the Code.

     Section 3.17 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). Except as disclosed in
Section 3.17 of the Company Disclosure Schedule, there is no claim by the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. pending under any such policies which (i) have been denied or disputed by the insurer and (ii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.17 of the Company Disclosure Schedule, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

     Section 3.18 Opinion of Financial Advisors. Banc of America Securities LLC (the "Company Financial Advisor") has delivered to the Special Committee of the Company Board its written opinion that, on November 26, 2002, the Merger Consideration to be received by the Company's stockholders, other than those stockholders who may enter into separate arrangements or agreements with Parent or an affiliate thereof, in the Merger is fair from a financial point of view to Company's stockholders, other than those stockholders who may enter into separate arrangements or agreements with Parent or an affiliate thereof.

     Section 3.19 Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt and approve this Agreement and the Merger.

     Section 3.20 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

     Section 3.21 Real Property. Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary owns any real property. All of the real property leased by Company, the Company Subsidiaries or Material Company P.C.s ("Company Leased Real Property") is identified in Section 3.21 of the Company Disclosure Schedule.

          Section 3.21.1 Leases. Except as set forth in Section 3.21.1 of the Company Disclosure Schedule, each of the leases of Company Leased Real Property has been duly authorized and executed by the Company, Company Subsidiary, or Material Company P.C. which is a party to the lease and, to the knowledge of the Company, is in full force and effect and constitutes the legal, valid and binding obligation of the Company, the Company Subsidiary or Material Company P.C., as the case may be, and is enforceable in accordance with its respective terms. Except as set forth in Section
     3.21.1 of the Company Disclosure Schedule, none of the Company, any Company Subsidiaries, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. party to any lease has received written notice of any material default under any of such leases which has not been cured, nor has any event occurred which, individually or in the aggregate, would reasonably be expected to give rise to a default which results in a Company Material Adverse Effect. Except as set forth in Section 3.21.1 of the Company Disclosure Schedule, to the knowledge of Company, the other party to each of such leases is not in material default under any of said leases.

          Section 3.21.2 Consents. Except as set forth in Section 3.21.2 of the Company Disclosure Schedule, no consent or approval is required with respect to the transactions contemplated by this Agreement or any Ancillary Agreement under any lease of Company Leased Real Property.

          Section 3.21.3 Condition of Real Property. Except as set forth in
     Section 3.21.3 of the Company Disclosure Schedule, the Company has maintained the

     Company Leased Real Property and the improvements and fixtures thereon and furniture and other appurtenances thereto consistent with customary standards of practice in the industry.

          Section 3.21.4 Real Estate Tax Deficiencies and Assessments. Except as set forth in Section 3.21.4 of the Company Disclosure Schedule, none of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. has received any written notice from any governmental authority of any violation of any law, ordinance, regulation, or Company Permit issued with respect to any Company Leased Real Property that has not been heretofore corrected and to the knowledge of Company no such violation exists, which in either case would be, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect on the operation or value of any Company Leased Real Property. Except as set forth in Section 3.21.4 of the Company Disclosure Schedule, none of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. has received any written notice of any real estate tax deficiency or assessment nor does the Company have knowledge of any proposed deficiency, claim or assessment with respect to any of the Company Leased Real Property, or any pending or threatened condemnation thereof.

     Section 3.22 Personal Property. Except as set forth in Section 3.22 of the Company Disclosure Schedule or in the Company Financial Statements or Company Balance Sheet (as described in Sections 3.7.2 and 3.7.3 hereof), the Company and each Company Subsidiary possesses good and valid title to all personal property owned by it. To the knowledge of the Company, all such personal property, including, without limitation, all machinery, equipment, furniture, furnishings and vehicles, of the Company or any Company Subsidiary that are used or held for use in the operation or conduct of the business is owned free and clear of any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge (collectively, "Liens") except (i) Liens disclosed in Section
3.22 of the Company Disclosure Schedule or in the Company Financial Statements or Company Balance Sheet, (ii) Liens for non-delinquent taxes and non-delinquent statutory Liens arising other than by reason of default, (iii) statutory or contractual Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (iv) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security, (v) purchase money Liens and (vi) Liens that do not materially detract from the value or use of such personal property. The Company Balance Sheet reflects all personal property of the Company and Company Subsidiaries as of the date thereof. Except as set forth in Section 3.22 of the Company Disclosure Schedule, all material items of leasehold improvements, furnishings, machinery, equipment and other personal property of any kind or nature of the Company and the Company Subsidiaries are in good repair (ordinary wear and tear excepted), have been well maintained, and are in good working order.

     Section 3.23 Customer Relationships and Dental Plans. As of the date hereof, no dental insurance plan, managed care plan, similar plan or other similar payor entity which accounted for more than 2% of the consolidated revenues of Company for the fiscal year ended December 31, 2001 has canceled or otherwise terminated its relationship or arrangement with Company, any Company Subsidiary or, to the Company's knowledge, any Company P.C., or has materially decreased or reduced its usage or purchase of the services or products of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company's knowledge, any other Company P.C. As of the date hereof, except as set forth in
Section 3.23 of the Company Disclosure Schedule, no such plan or supplier has, to the knowledge of the Company, any plan or intention to terminate, to cancel or otherwise materially and adversely change its relationship with the Company, any Company Subsidiary, any Material Company P.C. or any other Company P.C. and the Company has not received any notice or information of such intent.

     Section 3.24 Transactions with Certain Persons. Except as set forth in
Section 3.24 of the Company Disclosure Schedule, no officer, director or employee of the Company or any Company Subsidiaries nor any member of any such officer's or director's immediate family is presently a party to any agreement with the Company or any Company Subsidiaries.

     Section 3.25 No Other Agreements. The Company does not have any legal obligation, absolute or contingent, to any other person to sell, directly or indirectly, the Company or any Company Subsidiary or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of the Company or any Company Subsidiary or to enter into any agreement with respect thereto.

     Section 3.26 Records. The Company and each Company Subsidiary have made and kept (and given Parent access to) Records, which, in reasonable detail, accurately and fairly reflect the Company's business in all material respects.

     Section 3.27 Indemnification Agreements. Set forth in Section 3.27 of the Company Disclosure Schedule is a list of all indemnification agreements between the Company and any present and former officers and directors of the Company in effect on the date hereof, and true and correct copies of such agreements have been provided to Parent.


                                    ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     Section 4.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the States of Washington and Delaware, respectively, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (other than approval by Parent as the sole stockholder of the Merger
Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to which Parent or the Merger Sub is a party have been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms.

     Section 4.3 No Conflict; Required Filings and Consents.

          Section 4.3.1 Assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 of the Parent Disclosure Schedule have been obtained and all registrations, declarations, filings and notifications described in Section 4.3.2 of the Parent Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, the execution and delivery of this Agreement and each Ancillary Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not (A) conflict with or violate any provision of the organizational documents of Parent or Merger Sub, (B) conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a "Parent Subsidiary" and, collectively, the "Parent Subsidiaries") or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (C) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation, except, with respect to clause (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (3) have a Parent Material Adverse Effect.

          Section 4.3.2 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance hereof and thereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity or other person, except (A) under the Exchange Act, Securities Act, any applicable Blue Sky Laws, the rules and regulations of the Exchange, the HSR Act, filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 4.3.2 of the Parent Disclosure Schedule and (B) where failure to obtain such consents, approvals, licenses, orders, authorizations or permits, or to make such registrations, declarations, filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (3) have a Parent Material Adverse Effect.

     Section 4.4 Litigation. As of the date hereof, (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub and (B) neither Parent nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (A) or (B), would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

     Section 4.5 Disclosure Documents The information with respect to Parent and the Merger Sub that Parent or the Merger Sub or any of their respective representatives furnishes to the Company specifically for use in the Proxy Statement or any Other Filings will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (A) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval of this Agreement, and at the Effective Time and (B) in the case of any Other Filings, or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof.

     Section 4.6 Ownership of Merger Sub; No Prior Activities.

          Section 4.6.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent's voting rights, charges and other encumbrances of any nature whatsoever.

          Section 4.6.2 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and each Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

     Section 4.8 Financing. Attached hereto as Schedule 4.8 are true and correct copies of a letter, including all exhibits, schedules or amendments thereto (the "Senior Financing Letter") dated November 22, 2002, from Antares Capital Corporation, Madison Capital Funding, LLC and The Royal Bank of Scotland pursuant to which the parties thereto have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided senior financing of up to $73 million in connection with the Merger and a copy of a letter, including all exhibits, schedules or amendments thereto (the "Mezzanine Financing Letter") dated September 11, 2002, together with Amendment No. 1 thereto dated November 22, 2002, from the Blackstone Mezzanine Group ("Blackstone") pursuant to which Blackstone has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided mezzanine financing of up to $27 million in connection with the Merger. As of the date hereof, the Senior Financing Letter and the Mezzanine Financing Letter are in full force and effect and have not been terminated. The financing pursuant to the Senior Financing Letter and the Mezzanine Financing Letter, together with the Fund Financing referenced below (together, the "Financing Commitment") will provide sufficient funds to consummate the Merger, refinance existing indebtedness of the Company and pay related fees and expenses (collectively, the "Acquisition Costs"). As of the date hereof, Parent has no reason to believe that any conditions set forth in the Financing Commitment that are entirely within the Equity Sponsors' and Parent's control cannot or will not be satisfied prior to the Effective Time. Parent has been informed that Gryphon Dental Partners, L.P. and Gryphon Partners II, L.P. have equity commitments from their limited partners and members in the aggregate amount of at least $26.4 million (such aggregate amounts being collectively referred to herein as the "Fund Financing"). Parent has been informed that the General Partner of Gryphon Dental Partners, L.P. and the General Partner of Gryphon Partners II, L.P. (together, the "Equity Sponsors") may each, in its sole discretion, call such portion of the Fund Financing to fund a portion of the Acquisition Costs. Parent has been informed that none of the Fund Financing has been pledged or is subject to any material lien, security interest or other encumbrance. All internal and other approvals necessary for the Equity Sponsors to obtain the Fund Financing have been obtained and remain in full force and effect.

     Section 4.9 Takeover Laws. Neither Parent nor Merger Sub was, immediately prior to the execution of this Agreement, an "interested stockholder" of the Company within the meaning of Section 203 of the DGCL.

     Section 4.10 Financial Statements. Set forth in Section 4.10 of the Parent Disclosure Schedule are the consolidated financial statements as of and for the nine month period ended September 30, 2002 (the "Parent Financial Statements"). The Parent Financial Statements were prepared in accordance with GAAP (except that they contain no footnotes and except as may be indicated on the Parent Disclosure Schedule), and presented fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent and Parent's consolidated subsidiaries as of the date thereof and for the period indicated therein (subject, to normal year-end adjustments which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect).

                                    ARTICLE 5
                                    COVENANTS

     Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except for the matters set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing: the Company will, and will cause each Company Subsidiary to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in
Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

          Section 5.1.1 amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

          Section 5.1.2 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity

     Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock (and the related Company Rights and related shares of Company Preferred Stock) upon the exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with their terms (or, if a Triggering Event (as defined in the Company Rights Agreement) by a party other than Parent or Merger Sub shall occur, the Company Rights and related shares of Preferred Stock) or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods or lease of property in the ordinary course of business consistent with past practice, or (C) enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

          Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

          Section 5.1.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities except for cancellation of Company Options pursuant to agreements issued under the Company Option Plans and in effect as of the date hereof;

          Section 5.1.5 (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $100,000, or in the aggregate, not in excess of $250,000 for the Company and the Company Subsidiaries taken as a whole with the prior written consent of Parent, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business, or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $250,000 for the Company and the Company Subsidiaries taken as a whole,
     (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (D) make or authorize any capital expenditure in excess of the Company's budget attached to Section 5.1 of the Company Disclosure Schedule, other than capital expenditures that are not, in the aggregate, in excess of $75,000 for the Company and the Company Subsidiaries taken as a whole, or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

          Section 5.1.6 except as may be required by Law, amend or modify the existing terms of any Company Benefit Plan or collective bargaining agreement, other contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.10 of the Company Disclosure Schedule to: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan.

          Section 5.1.7 (A) except as otherwise permitted by this Section 5.1, pre-pay any long-term debt, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay in excess of fifteen (15) days or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, or (D) vary the Company's inventory practices in any material respect from the Company's past practices;

          Section 5.1.8 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP, by applicable law or by a Governmental Entity;

          Section 5.1.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration, other than settlements or compromises of claims, litigation or arbitration where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $50,000 individually or $150,000 in the aggregate;

          Section 5.1.10 make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes except as required by applicable law, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          Section 5.1.11 amend or modify, or change in any respect, the Company Rights Agreement;

          Section 5.1.12 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

          Section 5.1.13 write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $100,000, except for depreciation and amortization in accordance with GAAP consistently applied and any impairment charge pursuant to Statement of Financial Accounting Standards No. 142;

          Section 5.1.14 take any action to exempt from or make not subject to
     (A) the provisions of Section 203 of the DGCL, (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (C) the Company Rights Agreement, any person or entity (other than Parent, Merger Sub and any Parent Subsidiary or any of their affiliates) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

          Section 5.1.15 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

     Section 5.2 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Proxy Statement and any Other Filings,

(B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

     Section 5.3 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). In addition, the Company shall prepare and file with the SEC, any Other Filings as and when required or requested by the SEC. The Company, after consultation with Parent, will use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Parent shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with the preparation of the Proxy Statement and any Other Filings. As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall (subject to the last sentence of Section 5.6.3 hereof) include the recommendation of the Company Board that approval of this Agreement by the Company's stockholders is advisable and that the Company Board has determined that the Agreement is in the best interests of the Company's stockholders.

     Subject to the last sentence of Section 5.6.3 hereof and except as otherwise required by applicable Law, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act or Rule 14a-12 of the Exchange Act with respect to releases made in compliance with Section 5.9 of this Agreement) to the Proxy Statement or any Other Filings will be made by the Company without the approval of Parent (which approval shall not be unreasonably withheld or delayed). The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

     If at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, Parent shall promptly inform the Company.

     If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company shall promptly inform Parent.

     Section 5.4 Stockholders' Meetings. Subject to Section 5.6, as soon as practicable after the date on which the Proxy Statement is cleared by the SEC, the Company shall (i) mail the Proxy Statement to its stockholders and (ii) set a date for a meeting of its stockholders for the purpose of voting upon the approval of this Agreement (the "Company Stockholders Meeting"), which date will be no later than forty-five days from the date on which the Proxy Statement is cleared by the SEC. Unless required by applicable law or by a court of competent jurisdiction, without the consent of Parent, the Company shall not (i) postpone or reschedule the date of the Company Stockholders Meeting once it has been fixed by the Board of Directors as set forth in the preceding sentence or (ii) adjourn the Company Stockholders Meeting without taking a vote with respect to the Merger. In the event that following the taking of a vote with respect to the approval of this Agreement at the Company Stockholders Meeting, additional time is required to count the proxies and ballots submitted at the Company Stockholders Meeting, the Company Stockholders Meeting may be adjourned solely for the purpose of counting proxies and ballots submitted at the Company Stockholders Meeting and announcing the final results of the voting on the Merger Agreement. In the event the Company postpones, reschedules or adjourns the Company Stockholders Meeting in a manner permitted by the preceding sentences, the Company shall convene or reconvene, as the case may be, the Company Stockholders Meeting as soon as practicable thereafter. As used in this Agreement, the term "Meeting Date Deadline" shall mean the date of the Company Stockholders Meeting as convened or reconvened in accordance with the provisions of this Section 5.4.

    Section 5.5 Access to Information; Confidentiality.

          Section 5.5.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, "Company Representatives") to: (A) provide to Parent and Merger Sub, their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, "Parent Representatives") and a consultant of the Senior Lenders (the "Lenders' Consultant") access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives or the Lenders' Consultant may reasonably request. No investigation conducted pursuant to this Section 5.5 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

          Section 5.5.2 With respect to the information disclosed pursuant to
     Section 5.5.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent and, as applicable, the Confidentiality Agreements previously executed by the Company and the Equity Sponsors (collectively, the "Confidentiality Agreements").

     Section 5.6 No Solicitation of Transactions.

          Section 5.6.1 None of the Company or any Company Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the

     Company Representatives to take) any action to (A) knowingly encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person (other than Parent, Merger Sub and the Parent Representatives) in connection with, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company's stockholders' approval of this Agreement and, so long as neither the Company nor any Company Subsidiary nor any Company Representatives shall have breached any of the provisions of this Section 5.6.1, the Company Board determines in good faith, after consultation with outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to stockholders, the Company may, in response to an Acquisition Proposal that the Company Board, after consultation with the Company Financial Advisor, determines is reasonably likely to lead to a Superior Proposal and subject to the Company's compliance with Section 5.6.2, (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent and (y) participate in discussions or negotiations with respect to such Acquisition Proposal. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned or destroyed.

     Section 5.6.2 The Company shall, as promptly as practicable (and in no event later than 48 hours after receipt thereof), advise Parent of any inquiry received by it relating to any Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person (and, to the extent known by the Company, its affiliates) making the same, that it may receive in respect of any such Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Merger Sub a copy of any such proposal or inquiry, if it is in writing, or an oral summary of any such proposal or inquiry, if it is not in writing, and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

          Section 5.6.3 Neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the approval of this Agreement, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (other than a confidentiality agreement described in Section 5.6.1). Nothing contained in this Section 5.6.3 shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (y) making any disclosure required by Rule 14a-9 promulgated under the Exchange Act or (z) notwithstanding anything to the contrary contained herein, in the event that a Superior Proposal is made and the Company Board determines in good faith, after consultation with outside counsel, that failing to take such action would be inconsistent with its fiduciary duty to stockholders, (i) withdrawing or modifying its recommendation of this Agreement no earlier than five days following the day of delivery of written notice to Parent of its intention to do so (unless the Company Board concludes that its duty to disclose such information under applicable law requires it to publicly disclose


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

     such action prior to the expiration of such five day period), so long as the Company continues to comply with all other provisions of this Agreement, or (ii) terminating this Agreement in accordance with Section
     7.1.6 in connection with entering into a definitive agreement with respect to such Superior Proposal.

     Section 5.7 Appropriate Action; Consents; Filings.

          Section 5.7.1 The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary under any applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (x) the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act and (z) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, however, that nothing in this Section 5.7.1 shall require Parent or the Company to agree to (AA) the imposition of any material conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure by Parent or the Company in excess of $50,000 in the aggregate to Governmental Entities in exchange for any consents (excluding any filing fees required to be paid to the SEC in connection


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

     with the filing of the Proxy Statement). The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

          Section 5.7.2 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any third party consents, (A) necessary to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (C) otherwise referenced in Section 6.1.3 or
     Section 6.2.3, provided, however, that nothing in this Section 5.7.2 shall require expenditure by the Company in excess of $50,000 in the aggregate to third parties in exchange for any such consents. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7.2, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          Section 5.7.3 From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

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

     Section 5.8 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this
Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     Section 5.9 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or the applicable rules of the Exchange.

     Section 5.10 Employee Benefit Matters. With respect to any "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, the "Parent Benefit Plans") in which any director, officer or employee of the Company, any Company Subsidiary or, to the extent permitted under applicable law, any Company P.C. (the "Company Employees") will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of vacation, severance, vesting, eligibility and participation in, but not for purposes of benefit accrual, in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time. To the extent that Parent elects to provide health, life or disability benefits to Company Employees under Parent Benefit Plans after the Effective Date, then Parent shall take appropriate action to (i) waive all waiting periods, pre-existing conditions or requirements for evidence of insurability and (ii) give credit under such Parent Benefit Plans

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

for all deductibles co-pays and out-of-pocket expense limitations for each Company Employee and their eligible dependents who were covered by a similar Company Benefit Plan immediately prior thereto. However, Parent shall only be required to give credit as provided in clause (ii) of the immediately preceding sentence only if the Company or a Company Employee (through a third party administrator or otherwise) first provides Parent with evidence of the year-to-date deductibles paid and out-of-pocket expenses incurred by such Company Employee and their covered dependents under the similar Company Benefit Plans. Prior to the Effective Time and to the extent applicable, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of shares of Company Common Stock or options to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

     Section 5.11 Indemnification of Directors and Officers.

          Section 5.11.1 Parent and the Surviving Corporation agree that the indemnification and advancement of expenses obligations set forth in the Company Certificate and the Company By-laws shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-laws of Merger Sub to contain such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time (provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the final disposition of such claim) in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law. From and after the Effective Time, Parent and the Surviving Corporation also

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


     agree to indemnify and hold harmless and advance expenses to the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any indemnification agreements between the Company and such officers and directors in effect on the date hereof.

          Section 5.11.2 In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of the Company Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made against a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Company (before the Effective Time) and the Surviving Corporation and the Parent (after the Effective Time) agree to use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective
     Time), (A) the Company, and the Surviving

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


     Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision of such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event that such Indemnified Party is not entitled to such amounts, (B) the Company, or the Surviving Corporation and Parent after the Effective Time, shall retain one counsel on behalf of the Indemnified Parties, and the Company, and the Surviving Corporation and Parent after the Effective Time, shall pay all fees and expenses of such counsel, and (C) the Company and the Surviving Corporation and Parent (after the Effective Time) shall use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable and shall have no obligation in connection with any claim (i) for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); (ii) if the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law; (iii) to the extent that payment is actually made to the Indemnified Party under a valid, enforceable and collectible insurance policy; (iv) to the extent that the Indemnified Party is indemnified and actually paid otherwise than pursuant to this Agreement;
     (v) in connection with a judicial action by or in the right of the Company or the Surviving Corporation after the Effective Time, in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company or the Surviving Corporation after the Effective Time unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper; (vi) if it is proved by final judgment in a court of law or other final adjudication to have been based upon or attributable to the Indemnified Party's in fact having gained any personal profit or advantage to which he was not legally entitled; (vii) for a disgorgement




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

     of profits made from the purchase and sale by the Indemnitee of securities pursuant to Section 16(b) of the Exchange Act or similar provisions of any state statutory law or common law; or (viii) brought about or contributed to by the dishonesty of the Indemnitee seeking payment hereunder; however, notwithstanding the foregoing, the Indemnified Party shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the Indemnified Party shall establish that he committed (x) acts of active and deliberate dishonesty, (y) with actual dishonest purpose and intent, (z) which acts were material to the cause of action so adjudicated. Any Indemnified Party wishing to claim indemnification under this Section 5.11.2, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Parent, thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent such failure to notify materially prejudices such party.

          Section 5.11.3 Prior to the Effective Time, the Company shall enter into an agreement to purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time, for events occurring prior to the Effective Time, of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, so long as the aggregate cost for such insurance is not in excess of $1.5 million. The Company agrees to cooperate in good faith with Parent in order to obtain the lowest cost for such coverage. In the event that $1.5 million is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, take


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

     the action necessary to maintain such policy (including the payment of policy premiums in accordance with the terms of such policy) in full force and effect for the period specified above, and continue to honor the obligations thereunder. The obligations under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.11 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.11 applies shall be third party beneficiaries of this
     Section 5.11 and shall be entitled to enforce the covenants contained herein).

          Section 5.11.4 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of related transactions, then, and in each such case, Parent shall make or cause to be made proper provisions so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11.

     Section 5.12 FIRPTA Certificate. The Company shall deliver to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the consummation of the Merger.

     Section 5.13 Financing. Each of Parent and Merger Sub hereby agrees to use its reasonable best efforts to arrange the Financing Commitment and to satisfy the conditions set forth in the Senior Financing Letter and the Mezzanine Financing Letter. Parent and Merger Sub shall keep the Company informed of the status of their financing arrangements for the Merger and the other transactions contemplated hereby, including, without limitation, providing written notification to the Company as promptly as possible (but in any event within 48 hours) (i) that any lender has advised Parent that it is unable to provide the Financing Commitment as contemplated by the Senior Financing Letter or the Mezzanine Financing Letter or (ii) that Parent has determined that it is likely that Parent or Merger Sub will be unable to satisfy any of



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the conditions set forth in the Senior Financing Letter or the Mezzanine
Financing Letter (the "Financing Notice"). Following the receipt of the Financing Notice, the Company may terminate this Agreement in accordance with
Section 7.1.9.

     Section 5.14 Resignations. The Company shall use its reasonable best efforts to obtain resignations of each of its directors and officers effective as of the Effective Time.

     Section 5.15 Tax Returns. Prior to the Effective Time, the Company shall provide to Parent, prior to the filing thereof, drafts of any material tax return for the Company and any Company Subsidiary, and shall discuss with representatives of Parent the contents thereof.

     Section 5.16 Company Rights Agreement. The Company covenants and agrees that it will not (a) redeem the Company Rights, (b) amend the Company Rights Agreement or (c) take any action which would allow any person (as defined in the Company Rights Agreement) other than Parent, Merger Sub or any Parent Subsidiary to acquire beneficial ownership (for purposes of this Section 5.16, as defined in the Company Rights Agreement) of 15% or more of the outstanding shares of Company Common Stock without causing a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur. The Company Board shall not make a determination that Parent, Merger Sub or any of their respective affiliates or associates, directors, officers or employees is an "Acquiring Person" for purposes of the Company Rights Agreement.

     Section 5.17 Company Credit Facility. Immediately following the Effective Time, Parent shall cause the Senior Lenders to be paid in accordance with the terms of the Bank Agreement.

                                   ARTICLE 6.
                               CLOSING CONDITIONS

     Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:



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          Section 6.1.1 Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company.

          Section 6.1.2 No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

          Section 6.1.3 Consents and Approvals. All consents, approvals and authorizations of any Governmental Entity set forth in Section 3.5.2 of the Company Disclosure Schedule or Section 4.3.2 of the Parent Disclosure Schedule shall have been obtained, in each case, without (A) the imposition of any material conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure by Parent or the Company in excess of $50,000 in the aggregate to Governmental Entities in exchange for any consents (excluding filing fees required to be paid to the SEC in connection with the filing of the Proxy Statement).

          Section 6.1.4 HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.


     Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

          Section 6.2.1 Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement that is qualified by materiality or Company Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), (ii) all representations and


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

     warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date), and (iii) all changes and conditions that constitute exceptions to the foregoing representations and warranties of the Company (other than such exceptions set forth in the Company Disclosure Schedule), disregarding in each case all references to Company Material Adverse Effect or other materiality qualification set forth therein, shall not, in the aggregate, constitute a Company Material Adverse Effect as of the date of this Agreement or as of the Effective Time (except that, for purposes of the foregoing, those representations and warranties which address matters only as of a particular date shall only be deemed to be made as of that date). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.

          Section 6.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

          Section 6.2.3 Consents and Approvals. All consents, approvals and authorizations listed on Schedule 6.2.3 attached hereto, shall have been obtained in each case, without (A) the imposition of material conditions,
     (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company in excess of $50,000 in the aggregate to third parties in exchange for such consents, except for any fees required to be paid to the Company's bank group.

          Section 6.2.4 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be


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

     expected to have a Company Material Adverse Effect; provided, however, that any such Company Material Adverse Effect or other event or development (i) that primarily results from the announcement or pendency of this Agreement or the Merger, (ii) that generally affects the industry in which the Company operates and does not affect the Company in a materially disproportionate manner (other than changes or proposed changes in laws or regulations) or (iii) related to a general drop in stock prices in the United States that does not affect the Company in a materially disproportionate manner shall, for the purpose of this Section 6.2.4, be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

          Section 6.2.5 Court Proceedings. No action seeking damages or equitable relief in connection with the Merger shall be pending with respect to which Parent believes in good faith, after consulting with legal counsel, that there is a material risk that the plaintiff would prevail in such action, and (AA) to the extent that damages (whether rescissory or otherwise) are sought, the amount of uninsured damages which the plaintiff would reasonably be expected to be awarded in the event the plaintiff prevailed in such action would exceed $2.5 million and (BB) to the extent that equitable relief is sought, the form of relief would be to rescind the Merger.

          Section 6.2.6 Financing. Parent shall have received the proceeds of the financing pursuant to the Financing Commitment in the amount, on the terms and subject to the conditions set forth therein.

     Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

          Section 6.3.1 Representations and Warranties. (i) Each of the representations and warranties of Parent contained in this Agreement and each Ancillary Agreement that is qualified by materiality or Parent Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), (ii) all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date), and (iii) all changes and conditions that constitute exceptions to the foregoing representations and warranties of Parent (other than such exceptions set forth in the Parent Disclosure Schedule), disregarding in each case all references to Parent Material Adverse Effect or other materiality qualification set forth therein, shall not, in the aggregate, constitute a Parent Material Adverse Effect as of the date of this Agreement or as of the Effective Time (except that, for purposes of the foregoing, those representations and warranties which address matters only as of a particular date shall only be deemed to be made as of that date). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to the foregoing effect.

          Section 6.3.2 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

                                   ARTICLE 7.
                        TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

          Section 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;


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          Section 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to the later of (i) May 31, 2003 or (ii) the first business day following the Meeting Date Deadline if (a) the Proxy Statement is cleared by the SEC within forty-five days prior to May 31, 2003 or (b) the date of the Company Stockholders Meeting has been postponed or rescheduled, or the Company Stockholders Meeting has been adjourned, as contemplated by Section 5.4 of this Agreement; provided, however, that such date may, from time to time, be extended by Parent (by written notice thereof to the Company) up to and including July 31, 2003 in the event all conditions to effect the Merger other than those set forth in Section 6.1.2, Section 6.1.3 and Section 6.1.4 (the "Regulatory Conditions") have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to July 31, 2003 (such date, as it may be so extended, shall be referred to herein as the "Outside Date"); provided further that the right to terminate this Agreement or extend any date under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

          Section 7.1.3 By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7);

          Section 7.1.4 By either Parent or the Company if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;


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          Section 7.1.5 By Parent if (A) the Company Board shall have withdrawn or adversely modified its recommendation of the Merger or this Agreement (or determined to do so), (B) the Company Board shall have determined to recommend to the shareholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal, (C) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 50% or more of the outstanding shares of Company Common Stock, is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer, or
     (D) for any reason the Company fails to call or hold the Company Stockholders' Meeting by the Outside Date;

          Section 7.1.6 By the Company, if the Company Board determines to accept a Superior Proposal; provided that, at least five days prior to any such termination, the Company shall deliver written notice to Parent of its intention to do so, specifying the material terms and conditions of such Superior Proposal; and provided further that the Company's right to terminate this Agreement under this Section 7.1.6 shall not be available if the Company is then in breach of Section 5.6.1.

          Section 7.1.7 By Parent, if since the date of this Agreement, (i)(A) there shall have been any event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) such Company Material Adverse Effect is not cured within 10 days after written notice thereof, and (C) such Company Material Adverse Effect would cause the condition set forth in Section
     6.2.4 not to be satisfied (giving effect to the proviso set forth therein) or if (ii) (A)(1) there shall be breached in any material respect any covenant or agreement on the part of the Company set forth in this Agreement or any Ancillary Agreement, (2) any representation or warranty of the Company set forth in this Agreement or any Ancillary Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of the Company set forth in this


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

     Agreement or any Ancillary Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 10 days after written notice thereof and (C) such breach or misrepresentation would cause the conditions set forth in Section
     6.2.1 or Section 6.2.2 not to be satisfied (a "Terminating Company
     Breach");

          Section 7.1.8 By the Company, if (A)(1) Parent has breached in any material respect any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement, (2) any representation or warranty of Parent or Merger Sub set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 10 days after written notice thereof and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or
     Section 6.3.2 not to be satisfied (a "Terminating Parent Breach"); or

          Section 7.1.9 By the Company, following receipt of the Financing
     Notice.

     Section 7.2 Effect of Termination.

          Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (A) with respect to Section 5.5,
     Section 5.9, this Section 7.2 and Article 8 and (B) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

          Section 7.2.2 Parent Expenses. Parent and the Company agree that (A) if this Agreement is terminated pursuant to 7.1.5(A) (and, prior to the date of termination, an Acquisition Proposal shall have been made), Section 7.1.5(B),


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     Section 7.1.5(C), or Section 7.1.6, in each case after the date which is twenty (20) days following the date of this Agreement, then the Company shall pay Parent an amount equal to the sum of Parent's Expenses not to exceed $1 million in the aggregate upon consummation of the Acquisition Proposal, Superior Proposal or tender or exchange offer, as the case may be, and (B) if this Agreement is terminated pursuant to Section 7.1.7(ii), then the Company shall pay Parent an amount (up to, but not in excess of, $500,000 in the aggregate) equal to fifty percent (50%) of the sum of Parent's Expenses. The parties hereto acknowledge that payment of expenses pursuant to this Section 7.2.2 shall not be Parent's exclusive remedy and shall be in addition to any other rights or remedies to which Parent may be entitled as a result of a breach of any such representation, warranty, covenant or agreement.

          Section 7.2.3 Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.8, then Parent shall pay to the Company an amount (up to, but not in excess of, $500,000 in the aggregate) equal to fifty percent (50%) of the sum of the Company's Expenses. The parties hereto acknowledge that payment of expenses pursuant to this Section 7.2.3 shall not be the Company's exclusive remedy and shall be in addition to any other rights or remedies to which the Company may be entitled as a result of a breach of any such representation, warranty, covenant or agreement.

          Section 7.2.4 Payment of Expenses. Payment of Expenses pursuant to
     Section 7.2.2 or Section 7.2.3 shall be made not later than two business days after delivery to the other party of notice of demand for payment pursuant to Section 7.2.2 or Section 7.2.3 and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

          Section 7.2.5 Termination Fee. In addition to any payment required by the foregoing provisions of this Section, in the event that this Agreement is terminated pursuant to Section 7.1.5(A)(and, prior to the date of termination, an


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

     Acquisition Proposal shall have been made), Section 7.1.5(B), Section 7.1.5(C), or Section 7.1.6, then the Company shall pay to Parent a termination fee of $1,500,000 upon consummation of such Acquisition Proposal, Superior Proposal or tender or exchange offer, as the case may be.

          Section 7.2.6 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

     Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 7.5 Fees and Expenses. Subject to Section 7.2.2 and Section 7.2.3 of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.


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$$EN


                                   ARTICLE 8.
                               GENERAL PROVISIONS

     Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. Except as expressly set forth in this Agreement or any instrument delivered pursuant to this Agreement, there are no representations or warranties of any party hereto, express or implied.

     Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

     If to Parent or Merger Sub, addressed to it at:

     Steven Bilt
     President and Chief Executive Officer
     Bright Now! Dental, Inc.
     201 E. Sandpointe, Suite 200
     Santa Ana, California 92707
     Tel:  (714) 668-1300
     Fax:  (714) 428-1330


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     with a mandated copy to:

     Latham & Watkins
     505 Montgomery Street, Suite 1900
     San Francisco, California 94111
     Tel:  (415) 391-0600
     Fax:  (415) 395-8095
     Attention:  Jerry Peters

     If to the Company, addressed to it at:

     Monarch Dental Corporation
     Tollway Plaza II
     15950 North Dallas Parkway, Suite 825
     Dallas, Texas  75248
     Attention: W. Barger Tygart,
                Chairman and CEO

     with a mandated copy to:

     Goodwin Procter LLP
     Exchange Place
     53 State Street
     Boston, Massachusetts 02109
     Tel:  (617) 570-1633
     Fax:  (617) 523-1231
     Attention:  Joseph L. Johnson III, P.C.

     Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

     "Acquisition Costs" shall have the meaning set forth in Section 4.8;

     "Acquisition Proposal" means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any Company Subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 50% or more of the consolidated assets of the Company and the Company Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 50% or more of the voting power of the Company, (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or


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

has the right to acquire beneficial ownership of 50% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger);

     "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

     "Agreement" shall have the meaning set forth in the Preamble;

     "Ancillary Agreements" none;

     "Bank Agreement" means that certain Agreement between Parent, the Senior Lenders and Bank of America, N.A., a national banking association dated November 27, 2002.

     "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act;

     "Blue Sky Laws" means state securities or "blue sky" laws;

     "Business Day" shall mean any day other than a day on which the SEC shall be closed;

     "Certificate of Designations" shall have the meaning set forth in Section 3.2;

     "Certificate of Merger" shall have the meaning set forth in Section 1.2;

     "Certificates" shall have the meaning set forth in Section 2.2.2;

     "Code" means the Internal Revenue Code of 1986, as amended;

     "Company" shall have the meaning set forth in the Preamble;

     "Company Balance Sheet" shall have the meaning set forth in Section 3.7.3;

     "Company Benefit Plan" shall have the meaning set forth in Section 3.10.1;

     "Company Board" shall have the meaning set forth in Section 3.10.1;

     "Company By-laws" shall have the meaning set forth in Section 3.2;

     "Company Certificate" shall have the meaning set forth in Section 3.2;

     "Company Common Stock" shall have the meaning set forth in Section 2.1.1;


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     "Company Disclosure Schedule" means the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement which identifies exceptions, by specific section reference, to the Company's representations and warranties set forth in Article 3 of this Agreement;

     "Company Employees" shall have the meaning set forth in Section 5.10;

     "Company Financial Advisor" shall have the meaning set forth in Section
3.18;

     "Company Financial Statements" shall have the meaning set forth in Section 3.7.2;

     "Company Form 10-K" shall have the meaning set forth in Section 3.2;

     "Company Inbound License Agreements" shall have the meaning set forth in
Section 3.15.6;

     "Company Material Adverse Effect" means a material adverse effect on the assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole;

     "contracts" means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, commitments, understandings, policies, purchase and sales orders, and ther executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

     "Company Material Contract" shall have the meaning set forth in Section
3.12;

     "Company Options" shall have the meaning set forth in Section 2.5;

     "Company P.C." means each professional corporation with which the Company or any Company Subsidiary has entered into a management services agreement;

     "Company Permits" shall have the meaning set forth in Section 3.6;

     "Company Preferred Stock" shall have the meaning set forth in Section 3.3;

     "Company Representatives" shall have the meaning set forth in Section
5.5.1;


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


     "Company Rights" shall have the meaning set forth in Section 2.1.1;

     "Company Rights Agreement" shall have the meaning set forth in Section
2.1.1;

     "Company SEC Filings" shall have the meaning set forth in Section 3.7.1;

     "Company Stock Option Plans" shall have the meaning set forth in Section
2.5;

     "Company Stockholders' Meeting" shall have the meaning set forth in Section 5.4;

     "Company Subsidiary" shall have the meaning set forth in Section 3.1;

     "Company Warrants" shall have the meaning set forth in Section 2.6;

     "Confidentiality Agreements" shall have the meaning set forth in Section 5.5.2;

     "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     "Copyrights" shall have the meaning set forth in Section 3.15.1;

     "DGCL" shall have the meaning set forth in the Recitals;

     "Dissenting Shareholders" shall have the meaning set forth in Section
2.1.1;

     "Domain Names" shall have the meaning set forth in Section 3.15.1;

     "Effective Time" shall have the meaning set forth in Section 1.2;

     "Environmental Laws" means any federal, state or local statute, law, ordinance, regulation, rule, code, or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the indoor or outdoor environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or contamination;


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


     "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law;

     "Equity Interest" means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor;

     "Equity Sponsors" shall have the meaning set forth in Section 4.8;

     "ERISA" shall have the meaning set forth in Section 3.10.1;

     "ERISA Affiliate" shall have the meaning set forth in Section 3.10.1;

     "Exchange" means the NASDAQ Stock Market SmallCap Market;

     "Exchange Act" shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

     "Exchange Agent" shall have the meaning set forth in Section 2.2.1;

     "Exchange Fund" shall have the meaning set forth in Section 2.2.1;

     "Expenses" includes all reasonable documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby;

     "Financing Commitment" shall have the meaning set forth in Section 4.8;

     "Fund Financing" shall have the meaning set forth in Section 4.8;

     "GAAP" means generally accepted accounting principles as applied in the United States;

     "Governmental Entity" means domestic governmental, administrative, judicial or regulatory authority;


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


     "group" is defined as in the Exchange Act, except where the context otherwise requires;

     "Hazardous Materials" means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law;

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder;

     "Indemnified Parties" shall have the meaning set forth in Section 5.11.2;

     "Intellectual Property" means, collectively, Trademarks, Patents, Copyrights, Domain Names and Trade Secrets, as those terms are defined in
Section 3.15;

     "IRS" means the United States Internal Revenue Service;

     "knowledge" will be deemed to be (i) in the case of Parent, the actual (and not the constructive or imputed) knowledge of David Andrews, Kurt Kaull, David Perskie, Steven Bilt, Brad Schmidt and Alan Sechrest and (ii) in the case of the Company, the actual (and not the constructive or imputed) knowledge of W. Barger Tygart, Lisa K. Peterson, Brett Cormier, Roy D. Smith III, Timothy J. Kriske, Thurman Brown, Victoria Butler, Gary Samberson, Jim Little, Mark Merriweather, Kevin Cahoon, Robert Melman and Victor Press;

     "Law" means any domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding;

     "Lenders' Consultant" shall have the meaning set forth in Section 5.5.1;

     "Material Company P.C.s" means the following professional corporations:
Modern Dental Professionals, P.C.; Modern Dental Professionals Arizona, P.C. ; Dental Professionals - Quinn, P.C.; Modern Dental Professionals, Indiana, P.C.; Dworkin & Clemens, D.D.S., P.A.; Allan M. Dworkin, D.D.S. (Frederick), P.C.; Lawrence J. Paul, D.D.S. & Associates, P.A.; Craig S. Abramowitz D.D.S. & Associates, P.A.; Modern Dental Professionals - Utah, P.C. and Mazin Alayssami, D.M.D., P.C.;


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


     "Merger" shall have the meaning set forth in the Recitals;

     "Merger Consideration" shall have the meaning set forth in Section 2.1.1;

     "Merger Sub" shall have the meaning set forth in the Preamble;

     "Mezzanine Financing Letter" shall have the meaning set forth in Section
4.8;

     "Multiemployer Plan" shall have the meaning set forth in Section 3.10.4;

     "Option Payment" shall have the meaning set forth in Section 2.5;

     "Other Filings" means all filings made by, or required to be made by, the Company with the SEC other than the Proxy Statement;

     "Outside Date" shall have the meaning set forth in Section 7.1.2;

     "Parent" shall have the meaning set forth in the Preamble;

     "Parent Benefit Plans" shall have the meaning set forth in Section 5.10;

     "Parent Disclosure Schedule" means the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement which identifies exceptions, by specific section reference, to the representations and warranties of Parent set forth in Article 4 of this Agreement;

     "Parent Material Adverse Effect" means a material adverse effect on the assets, liabilities, financial condition or results of Parent;

     "Parent Representatives" shall have the meaning set forth in Section 5.5.1;

     "Parent Subsidiary " shall have the meaning set forth in Section 4.3.1;

     "Patents" shall have the meaning set forth in Section 3.15.1;

     "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

     "Proxy Statement" shall have the meaning set forth in Section 5.3;

     "Records" means all books of account, ledgers, financial and accounting records, invoices, customers' and suppliers' lists, other distribution lists, billing records, financial and tax


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

records relating to the Company's business that form part of general ledger of the Company or any Company Subsidiary that are used primarily in, or that arise primarily out of, the conduct or operation of their business;

     "Regulatory Conditions" shall have the meaning set forth in Section 7.1.2;

     "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder;

     "SEC" means the Securities and Exchange Commission;

     "Section 16" shall have the meaning set forth in Section 5.10;

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

     "Senior Financing Letter" shall have the meaning set forth in Section 4.8;

     "Senior Lenders" means Fleet National Bank, a national banking association, Cooperatieve Centrale Raiffeisen-Boerenleenbank, B.A., "Rabobank Nederland," New York Branch, and Bank of America, N.A., or their permitted successors or assigns pursuant to the provisions of the Bank Agreement.

     "subsidiary" or "subsidiaries" of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

     "Superior Proposal" means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, any Company Subsidiary or any Company Representatives and which, in the good faith judgment of the Company Board, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would, based upon advice of the Company's financial advisor, result in a transaction that is more favorable to the Company's


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

stockholders, from a financial point of view, than the transactions contemplated by this Agreement;

     "Surviving Corporation" shall have the meaning set forth in Section 1.1;

     "Tax Liability" means a liability for any Tax;

     "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

     "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheat liability or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

     "Trade Secrets" shall have the meaning set forth in Section 3.15.4;

     "Trademarks" shall have the meaning set forth in Section 3.15.1;

     "Treasury Regulations" means the Treasury regulations promulgated under the Code;

     "Vested Company Option Share" shall have the meaning set forth in Section 2.5;

     "Vested Company Warrant Share" shall have the meaning set forth in Section 2.6;

     "Warrant Payment" shall have the meaning set forth in Section 2.6;

     Section 8.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected


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

in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 8.6 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     Section 8.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     Section 8.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.10 and Section 5.11, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 8.9 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

     Section 8.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by
Jury.

          Section 8.10.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

          Section 8.10.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting


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     in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          Section 8.10.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY


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     HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT,
     IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.3.

     Section 8.11 Disclosure. Any matter disclosed in any section of a party's Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party's Disclosure Schedule. The fact that any matter or event is disclosed in a party's Disclosure Schedule does not necessarily mean that it is material to that party and its subsidiaries, whether considered individually or in combination with other matters or events disclosed therein. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

     Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 8.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                            [Signature page follows.]



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     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this
Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRIGHT NOW! DENTAL, INC.

By:  /s/ Steven C. Bilt
     -----------------------------------
     a duly authorized signatory

MILKWEED, INC.

By:  /s/ Steven C. Bilt
     -----------------------------------
     a duly authorized signatory

MONARCH DENTAL CORPORATION

By:  /s/ W. Barger Tygart
     -----------------------------------
     a duly authorized signatory

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